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                            August 28, 2020

       Jeffrey S. Lee
       Chief Financial Officer
       Cornerstone Building Brands, Inc.
       5020 Weston Parkway, Suite 400
       Cary, North Carolina 27513

                                                        Re: Cornerstone
Building Brands, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed August 25,
2020
                                                            File No. 333-248409

       Dear Mr. Lee:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Sergio
Chinos, Staff Attorney, at (202) 551-7844 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Manufacturing
       cc:                                              Morgan J. Hayes